Exhibit 10.1

SETTLEMENT AND

TERMINATION OF LICENSE AGREEMENT

Besins Healthcare Luxembourg SARL and its Affiliates (“Besins”) and Atossa Genetics, Inc. (“Atossa”) (collectively with Besins, the “Parties”) enter into this Settlement and Termination of License Agreement (“Termination Agreement”) as of this 4th day of August, 2016 (the “Effective Date”).

RECITALS

A. Besins and Atossa entered into an Intellectual Property License Agreement as of May 14, 2015 (“License Agreement”) which provided, among other terms, that Besins granted to Atossa an exclusive, transferable license under Besins Core IP and Besins Platform IP to make, have made, manufacture, have manufactured, use, sell, have sold, offer to sell, have offered to sell, import, have imported, export, have exported, and otherwise transfer, dispose of, distribute, or Develop and improve Afimoxifene Gel for the sole purposes of Atossa obtaining Regulatory Approval and Commercialization of Afimoxifene Gel in the Field in the Territory during the Term and practicing any method claimed in the Besins Core IP and Besins Platform IP in the Field in the Territory during the Term.

B. Prior to entering into the License Agreement, in connection with its due diligence efforts, and subsequent to entering into the License Agreement, Atossa received from and/or was provided access to substantial amounts of Besins’ proprietary and confidential information.

C. After entering into the License Agreement, Besins and Atossa disputed certain terms and conditions of the License Agreement, including the scope of the rights granted to Atossa pursuant to the License Agreement.

D. When Besins and Atossa could not resolve the dispute through negotiations, Atossa filed suit on January 29, 2016, against Besins in the United States District Court for the District of Delaware (“Court”) in a case captioned Atossa Genetics, Inc. v. Besins Healthcare Luxembourg SARL, Case No. 1:16-cv-00045 (GMS) (the “Litigation”), claiming, among other allegations, that Besins had breached the License Agreement. Atossa sought damages and declaratory relief. Besins answered the Complaint on March 8, 2016, denying the Atossa allegations and asserting counterclaims against Atossa alleging that Atossa breached the License Agreement, committed fraud, and committed negligent misrepresentation. Besins sought damages, declaratory and other relief.

E. The Parties have engaged in extensive discussions and negotiations since filing their respective claims in the Litigation seeking to resolve the disputes between them and have agreed to resolve all outstanding disputes between them in accordance with this Termination Agreement.

TERMS

In consideration of their respective performance of the promises, terms, conditions and obligations in this Termination Agreement, Besins and Atossa agree to terminate all rights granted to Atossa under the License Agreement and to voluntarily dismiss the Litigation in accordance with all terms of this Termination Agreement.

1. Defined Terms. Unless otherwise defined in this Termination Agreement, capitalized terms shall have the same meaning as set forth in the License Agreement.

2. Termination of License Agreement.

a. The License Agreement shall automatically terminate as of the Effective Date, by mutual agreement of Besins and Atossa in accordance with paragraph 8.2(a) of the License Agreement, except for those terms set forth in paragraph 9 below that the Parties expressly agree will survive termination of the License Agreement.

b. Effect of Termination.

i. Upon termination of the License Agreement, Atossa shall have relinquished and shall no longer have or retain any right, title or interest whatsoever to Develop or Commercialize Afimoxifene Gel for treatment and/or prevention of or in any way related to Hyperplasia, Breast Density, Proliferative Breast Disease, Benign Breast Disease, Mastalgia, Gynecomastia, Breast Scarring, DCIS, any other Indication or Additional Indication, or any indication relating in any way to breast cancer or breast disease, whether within the Field or outside the Field.

ii. Upon termination of the License Agreement, Atossa also shall have relinquished and shall no longer have or retain, any right, title or interest whatsoever in any Besins Core IP (as defined in paragraph 1.12 of the License Agreement); Besins Platform IP (as defined in paragraph 1.13 of the License Agreement); Besins’ Confidential Information; Besins Data; Besins Development Record; Besins Intellectual Property; Besins Know-How; Besins Manufacturing Information; and Besins Regulatory Information (including but not limited to IND 59,081 and IND 66,076; and any samples of API (as defined in paragraph 1.7 of the License Agreement), whether in final or in-process intermediate form; all of the foregoing is referred to collectively as “Besins Proprietary Information.”

iii. Upon termination of the License Agreement, Atossa also shall have relinquished and shall no longer have or retain, any right, title, or interest whatsoever in API.

iv. Upon termination of the License Agreement, Atossa shall have relinquished and shall no longer have or retain any right, title or interest whatsoever to make, have made, manufacture, have manufactured, use, sell, have sold, offer to sell, have offered to sell, import, have imported, export, have exported, or otherwise transfer, dispose of, distribute or Develop and/or improve Afimoxifene Gel and may not practice any method claimed in the Besins Core IP and Besins Platform IP (as defined in paragraphs 1.12 and 1.13 of the License Agreement) or any other Besins Intellectual Property.

v. Upon termination of the License Agreement, and except as set forth in this Termination Agreement, Besins shall have relinquished and shall no longer retain any right, title or interest whatsoever in any Atossa Background IP or Atossa Foreground IP or any other Atossa Know-How, Atossa Intellectual Property, or Atossa Confidential Information.

vi. To avoid doubt, any and all rights, grants, or licenses, express or implied (i) granted to Atossa pursuant to the License Agreement, including with respect to the manufacture, use or development of API using Besins Proprietary Information, or the DMF or DMF Proprietary Information, as defined in paragraph 5 hereof, for any purpose, shall terminate and shall revert to Besins; and (ii) granted to Besins pursuant to paragraph 2.2 of the License Agreement, shall terminate and shall revert to Atossa, on the Effective Date.

c. To the extent that it has not already done so, Atossa shall, immediately as of the Effective Date, terminate all efforts whatsoever to make, have made, manufacture, have manufactured, use, sell, have sold, offer to sell, have offered to sell, import, have imported, export, have exported, or otherwise transfer, dispose of, distribute, or Develop and/or improve Afimoxifene Gel and/or API using Besins Proprietary Information, the DMF or DMF Proprietary Information, as defined in paragraph 5 hereof, Atossa also shall, immediately as of the Effective Date, terminate all efforts to Develop, obtain Regulatory Approval for, Commercialize, and/or conduct research and/or clinical trials of Afimoxifene Gel for use in treatment and/or prevention of Hyperplasia, Breast Density, Proliferative Breast Disease, Benign Breast Disease, Mastalgia, Gynecomastia, Breast Scarring, DCIS, any other Indication or Additional Indication, or any indication relating in any way to breast cancer. To the extent that it has not already done so, Atossa shall, as of the Effective Date, discontinue any communications with current or former employees or representatives of the National Institutes of Health/National Cancer Institute (“NCI”), members of Medical Advisory Boards convened by Atossa for the purpose of evaluating Afimoxifene Gel and/or manufacturing API, and any other Third Parties, solely to the extent that such communications relate to the Development or Commercialization of Afimoxifene Gel and/or manufacturing API using Besins Proprietary Information, the DMF, or DMF Proprietary Information, as defined in paragraph 5 hereof.

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d. Notwithstanding the foregoing, Atossa agrees that for a period of three years following the Effective Date, it will reasonably cooperate with Besins upon request with respect to Besins’ efforts to Develop and Commercialize Afimoxifene Gel, provided that Besins will reimburse Atossa for the reasonable costs of any such cooperation.

e. Atossa warrants and represents that it engaged in no efforts to Develop or Commercialize Afimoxifene Gel and/or to manufacture API outside the United States except with respect to potential locations for conducting clinical trials and/or manufacturing API.

f. Atossa has recently announced that it has initiated a new drug development program for oral application of Endoxifen, an active metabolite of Tamoxifen, and has announced that the indication being pursued through this development program is to treat breast cancer patients who are refractory to Tamoxifen. The Parties acknowledge that Besins’ patent applications identified in Exhibits C and D to the License Agreement refer to certain transdermal hydroalcoholic gel compositions with derivatives of Tamoxifen not licensed to Atossa under the License Agreement (“Tamoxifen Derivatives”). In connection with this Termination Agreement, Atossa warrants and represents (A) that it has not relied upon, incorporated, or otherwise used Besins Proprietary Information in connection with any pre-clinical or clinical development of Endoxifen or any other Tamoxifen Derivatives; and (B) that it shall not rely upon, incorporate, or otherwise use Besins Proprietary Information in connection with any pre-clinical or clinical development or commercialization of Tamoxifen Derivatives. Notwithstanding the foregoing, this Termination Agreement shall not preclude Atossa’s development of Endoxifen or other Tamoxifen Derivatives (other than Afimoxifene) using information in the public domain, even to the extent such information in the public domain is also referred to in Besins Proprietary Information, provided that such information has not entered the public domain via Atossa’s unauthorized disclosure of Besins’ Proprietary Information.

3. Dismissal of Litigation. Within 15 business days after the Effective Date, the Parties shall jointly file a stipulation with the Court that the Litigation is voluntarily dismissed with prejudice. Each Party shall be solely responsible for its own costs, expenses, and attorneys’ fees incurred in connection with the Litigation.

4. Return of Besins and Atossa Data and Information. On or before five (5) business days after the Effective Date, Atossa shall deliver to Besins and/or certify the destruction of, as indicated in this paragraph 4 and paragraphs 4(b)–(f) below, all copies and versions of documents and data, including electronic documents, within Atossa’s possession, custody, or control, whether created by Besins, Atossa, or a Third Party, containing or revealing Besins Proprietary Information. The Parties agree that the definition of “Atossa’s possession, custody, or control” and Atossa’s obligations under paragraphs 4–8 does not encompass accessing, restoring, or searching disaster-recovery backup media maintained in third-party offsite storage facilities, provided that Atossa agrees that it shall not access or restore such backup media at any time for any purpose other than (i) for disaster-recovery purposes; (ii) if necessary, to identify and produce materials responsive to a court order or valid subpoena; or (iii) if necessary to enforce or prove compliance with this Termination Agreement. To the extent that Atossa accesses its disaster recovery backup media for any of the limited purposes permitted under this paragraph, it shall promptly notify Besins and shall take steps to preserve and ensure non-disclosure of Besins Proprietary Information. Further, in the event that Atossa accesses such backup media in response to a court order or valid subpoena in accordance with subparagraph (ii) above, Atossa shall notify Besins prior to the production of any materials recovered from backup media so that Besins can determine whether it will take steps to object to such court order or subpoena or seek to modify the scope of any request for information. Atossa acknowledges that the restrictions and prohibitions on its use of Besins Proprietary Information set forth in this Agreement shall continue to apply under all such circumstances.

3.

a. Notwithstanding the foregoing, the Parties agree that (i) Atossa need not deliver to Besins or destroy documents containing or revealing in the body of the document itself Atossa attorney-client privileged communications or attorney work product; (ii) Atossa’s production to Besins of any document containing or revealing Atossa attorney-client privileged communications or attorney work product does not constitute and shall not be construed as a waiver of any applicable privileges; and (iii) Besins Proprietary Information set forth in a non-privileged attachment to a privileged communication must be delivered to Besins or destroyed in accordance with the provisions of this paragraph 4. The Parties further agree that a single archival copy of (i) all such privileged or work product documents and (ii) all other materials referred to in paragraphs 4–8, shall be stored separately on encrypted media and maintained in third-party escrow pursuant to a separate Escrow Agreement between the Parties, which Atossa may access, after notice to Besins, exclusively to meet any requirements of Applicable Law and to confirm Atossa’s compliance with its obligations under this Termination Agreement; provided, however, that Atossa may not disseminate or disclose any such documents or the Besins Proprietary Information contained in them to anyone other than other Atossa’s in-house or outside counsel.

b. Atossa warrants and represents that it has conducted a diligent search for all hard-copy documents containing or revealing Besins’ Proprietary Information in Atossa’s possession, custody, or control, in accordance with the steps set forth in a side letter between the Parties (the “Side Letter”), all of which steps are considered material to Besins’ decision to enter into this Agreement. The Parties agree that they shall execute the Side Letter within two (2) business days after the Effective Date. Subject to paragraph 4(a) regarding privileged or work product documents, Atossa shall deliver all versions and copies of such documents to Besins at Atossa’s sole expense on or before five (5) days after the Effective Date. As used in this Termination Agreement, “deliver” is defined as the date Atossa deposits materials with a carrier to be selected by Besins for shipment to Besins.

c. Atossa warrants and represents that it has also conducted a diligent search for all documents and data maintained by Atossa in electronic form that contain or reveal Besins’ Proprietary Information in accordance with the Side Letter. Subject to paragraph 4(a) regarding privileged or work product documents, Atossa further shall ensure that all such electronic documents in the possession, custody, or control of every Atossa custodian and/or stored on servers within Atossa’s possession, custody, or control are permanently deleted.

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d. In addition, Atossa warrants and represents that it disclosed Besins Proprietary Information to the individuals and entities identified in the Side Letter for the sole purpose of pursuing the development of Afimoxifene Gel pursuant to the License Agreement. Atossa shall send a written notice to each such recipient of Besins Proprietary Information, with a copy to Besins, within five (5) business days after the Effective Date to notify such entities or persons (i) that the License Agreement has been terminated, (ii) that they continue to be obligated to maintain and preserve the confidentiality of Besins Proprietary Information, (iii) that the terms and conditions of non-disclosure agreements entered into with such persons or entities remain in full force and effect, and (iv) that Atossa has assigned to Besins all such non-disclosure agreements for purposes of enabling Besins to enforce such agreements after the Effective Date. Atossa further warrants and represents that it did not disclose any Besins Proprietary Information to any persons or entities other than as identified in the Side Letter.

e. To the extent Atossa becomes aware after the Effective Date of or has a reasonable belief that there are documents or data, including electronic documents, that contain or reveal Besins Proprietary Information that are not within Atossa’s possession, custody, or control, other than as set forth in paragraph 4(c), Atossa shall advise Besins of the persons and entities who possess or may possess such documents and shall take reasonable steps requested by Besins to secure the return or destruction of such documents.

f. To the extent that any documents containing or revealing Besins Proprietary Information within Atossa’s possession, custody, or control also could be construed to contain or reveal Atossa’s Confidential Information, Intellectual Property, or Know-How that is not related to Afimoxifene Gel: (i) Atossa may redact all such Atossa Confidential Information, Intellectual Property, and/or Know-How from such documents prior to producing such documents to Besins; and (ii) Atossa shall generally describe for Besins the information redacted from each such document and identify the document from which it was redacted. Atossa may also use the Atossa Confidential Information, Intellectual Property, or Know-How for uses other than the Development or Commercialization of Afimoxifene Gel only if consistent with the restrictions set forth in paragraph 2 above. Atossa represents that its Confidential Information, Intellectual Property, and/or Know-How, includes information relating to (i) Atossa’s proprietary medical devices (e.g., ForeCYTE and FullCYTE); (ii) Atossa’s laboratory services and diagnostics test business, including Atossa’s former subsidiary National Reference Laboratory for Breast Health, Inc. and NextCYTE; (iii) all therapeutics other than Afimoxifene (e.g., fulvestrant). Any materials produced by Atossa containing such information shall be identified as such when provided to Besins. The Parties further agree that such information shall remain subject to the confidentiality obligations in Article 6 of the License Agreement and paragraph 8(b) of this Termination Agreement; and Besins shall not rely upon, incorporate, or otherwise use any such information for any purpose whatsoever other than to Develop and Commercialize Afimoxifene Gel. For avoidance of doubt, Atossa remains the exclusive owner of all rights in Atossa’s Confidential Information, Intellectual Property, and/or Know-How even if disclosed to Besins.

g. Materials to be Delivered to Besins.

i. FDA materials. In connection with the License Agreement, Atossa engaged in communications with the United States Food and Drug Administration (“FDA”). Atossa warrants and represents that it has conducted a diligent search, as set forth in the Side Letter, for all copies and versions of documents and data relating to Atossa’s efforts to obtain Regulatory Approval for Afimoxifene Gel, including Atossa Regulatory Information and documents and data reflecting communications between Atossa and the FDA; internal Atossa documents reflecting Atossa regulatory strategies, protocols and/or proposed protocols; briefing packages and briefing documents submitted to the FDA including investigative drug brochures; pre-IND packages; meeting requests, IND-submissions and any and all other submissions and/or supplemental submissions to the FDA; and all documents and data reflecting communications by the FDA. Subject to paragraph 4, Atossa shall deliver to Besins all copies and versions of such documents and data at Atossa’s sole expense on or before five (5) business days after the Effective Date. Atossa also warrants and represents that it did not develop any IND relating to Afimoxifene Gel.

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ii. NCI Materials. Prior to and subsequent to entering into the License Agreement, Atossa engaged in extensive communications with NCI relating to proposed Development, Regulatory Approval, and/or Commercialization of Afimoxifene Gel, including in connection with Hyperplasia, Breast Density, and DCIS. Atossa warrants and represents that it has conducted a diligent search, as set forth in the Side Letter, for the following to the extent related to proposed Development, Regulatory Approval, and/or Commercialization of Afimoxifene Gel and within Atossa’s possession, custody, or control: all copies and versions of documents and data relating to communications between Atossa and any representative of NCI; all protocols and proposed protocols prepared by Atossa or NCI; all materials submitted to NCI; all documents related to or reflecting discussions about solicitations for funding for any clinical studies to be conducted by or through NCI; all unpublished Besins Data; all documents provided to NCI pursuant to an October 21, 2015 nondisclosure agreement between Atossa and NCI; and all other documents relating to Atossa’s Development of Afimoxifene Gel. Subject to paragraph 4(a), Atossa shall deliver to Besins at Atossa’s sole expense or, if electronic documents, shall permanently delete, all such documents and data on or before five (5) business days after the Effective Date.

iii. Medical Advisory Boards and Other Atossa Presentations. Pursuant to its efforts under the License Agreement, Atossa engaged third-party medical advisors for advice and guidance concerning Development, Regulatory Approval, and/or Commercialization of Afimoxifene Gel and made presentations to other Third Parties for the same or similar purposes. Such efforts included a meeting at the San Antonio Breast Cancer Symposium on or about December 8, 2015; a meeting in San Francisco on September 24, 2015; and a presentation in Rockville, Maryland in October, 2015. Atossa warrants and represents that it has conducted a diligent search, as set forth in the Side Letter, for the following to the extent related to proposed Development, Regulatory Approval, and/or Commercialization of Afimoxifene Gel and within Atossa’s possession, custody, or control: all documents reflecting communications between Atossa and any member of any Medical Advisory Board, consultant, or other Third Party engaged by Atossa; briefing or meeting packages presented to any Medical Advisory Board member, consultant or other Third Party; documents reflecting input or feedback from any Medical Advisory Board member, consultant or other Third Party, including marketing, legislative or other strategic information; documents presented by Atossa or Third Parties at Medical Advisory Board meetings; documents generated as a result of input from Medical Advisory Board members, consultants or other Third Parties; confidentiality agreements entered into by Medical Advisory Board members, consultants or other Third Parties; all documents containing or reflecting presentations made by Atossa relating in any way to Afimoxifene Gel; and any other documents reflecting participation by medical doctors, consultants, or other Third Parties to advise Atossa about Developing and/or Commercializing Afimoxifene Gel. Subject to paragraph 4(a), Atossa shall deliver to Besins at Atossa’s sole expense, or, if electronic documents, shall permanently delete, all such documents and data on or before five (5) business days after the Effective Date.

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h. Pursuant to paragraph 6.1 of the License Agreement, Atossa shall provide a certification signed by an Atossa corporate officer in the form attached hereto as Exhibit A on or before five (5) business days after the Effective Date affirming that it has complied with the provisions of this paragraph 4.

5. Inabata Drug Master File. Atossa acquired ownership and exclusive rights to the Drug Master File for API, known as DMF n° 1429, from its owner, Inabata France (“Inabata”), pursuant to a July 2015 Agreement for Transfer of Drug Master File (“DMF Transfer Agreement”), a copy of which is attached hereto as Exhibit B. (The Drug Master File shall be referred to as the “DMF.”) Inabata developed a manufacturing process for API, which Atossa acquired from Inabata in connection with Atossa’s efforts to Develop, obtain Regulatory Approval for, and Commercialize Afimoxifene Gel pursuant to the License Agreement.

a. Pursuant to this Termination Agreement, as of the Effective Date Atossa hereby sells, assigns, transfers, conveys, and delivers to Besins its entire right, title and interest in and to the DMF and to the DMF Proprietary Information, as defined below in paragraph 5(b). Atossa shall also deliver or cause to be delivered to Besins the entire DMF, including any revisions or updates thereto, and all copies thereof that Atossa has in its possession, custody, or control on or before five (5) business days after the Effective Date.

b. Pursuant to the DMF Transfer Agreement, Atossa also acquired rights, title and interest in and to all of the information, records, files, know-how relating to or included in the DMF and in Annex 1 of the DMF Transfer Agreement, and all rights, title and interest in all intellectual property rights (including concepts, inventions whether or not patentable, patents and patent applications, trademarks, copyrights, trade secrets, and know-how) related thereto, and particularly the industrial ownership rights relating thereto. This includes all scientific, technical and administrative files and the pharmaceutical files together with the formula and production files and manufacturing batch records. (All of the foregoing information will be collectively referred to in this Termination Agreement as the “DMF Proprietary Information”). Atossa shall deliver or cause to be delivered to Besins all copies and versions of the DMF Proprietary Information at Atossa’s sole expense on or before five (5) business days after the Effective Date.

c. Atossa warrants and represents to Besins that, as of the Effective Date, it is the sole owner of the DMF and the DMF Proprietary Information, to the extent purchased pursuant to the DMF Transfer agreement attached as Exhibit B, and that Atossa has not sold, assigned, transferred, conveyed or delivered any right, title or interest in or to the DMF or DMF Proprietary Information or copies of any such information, to any Affiliate or Third Party.

d. Atossa warrants and represents to Besins that it has paid Inabata in full, including all costs, duties, taxes or charges of any nature whatsoever resulting from or arising out of Atossa’s acquisition of the DMF and the DMF Proprietary Information pursuant to the DMF Transfer Agreement.

e. Atossa also warrants and represents to Besins that it is not aware of any claims or demands asserted by Inabata or by any Third Party against Atossa or, to Atossa’s knowledge, against Inabata relating in any way to the DMF or the DMF Proprietary Information.

f. Atossa shall indemnify and hold Besins harmless from and against any claims, demands, or liabilities arising out of Atossa’s acquisition, ownership, or use of the DMF and DMF Proprietary Information prior to the Effective Date.

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6. Delivery of API.

a. Atossa relinquishes, sells, and assigns to Besins any and all right, title, and interest in and to (i) Afimoxifene Gel; and (ii) all samples, batches, and supplies of and API, whether in final or in-process intermediates form, and whether acquired from Inabata or from Cambridge Major Laboratories, Inc. and/or its affiliate AAI Pharma Services Corp. (“CML”). The Parties understand that there are approximately 900 grams of API and intermediates sufficient to manufacture approximately one additional kilo of API, all of which is in the possession of CML. Upon the Effective Date, Besins shall have exclusive authority to coordinate with CML and to control the delivery of any or all of such samples, batches, and supplies of API, in-process intermediates, or Afimoxifene Gel at Besins’ discretion and sole expense. In the event CML requests Atossa’s consent to Besins’ exclusive authority to coordinate with CML, Atossa shall promptly provide such consent to CML.

b. To the extent Besins cannot obtain the following from CML and requests Atossa’s assistance, Atossa shall also deliver or cause to be delivered at Atossa’s sole expense on or before five (5) business days after the Effective Date for all such samples, batches, and supplies:

i.	Sample Name;
ii.	Batch Number;
iii.	Lot Number;
iv.	Quantity of the Respective Samples;
v.	Date of Manufacture;
vi.	Certificate of Conformance for such samples including, but not limited to, the samples identified in Annex 2 to the DMF Transfer Agreement; and
vii.	Stability data.

c. Atossa shall not have or retain any right, title, or interest in or to any documents, information, data, samples, contracts, protocols, API specifications, or other information relating to the services performed by CML for Atossa, including any right to manufacture a batch of API (collectively referred to as “API Information”).

d. Atossa shall deliver or cause to be delivered to Besins at Atossa’s sole expense all copies and versions of all documents containing or referring to API Information within five (5) business days after the Effective Date.

e. Atossa warrants and represents to Besins that it has paid CML in full, including all costs, duties, taxes or charges of any nature whatsoever resulting from or arising out of Atossa’s contract with CML and/or CML’s manufacture of API for Atossa for services performed on or before the Effective Date.

f. Atossa also warrants and represents to Besins that it is not aware of any claims or demands asserted by CML any consultant or any other Third Party against Atossa or, to Atossa’s knowledge, against CML relating to the manufacture of API by CML.

g. Atossa shall indemnify and hold harmless Besins from and against any claims, demands, or liabilities arising out of the manufacture of API by CML for Atossa or Atossa’s directions to CML to manufacture API.

7. Termination Payments.

a. Termination Payment. Besins shall pay Atossa One Million Dollars ($1,000,000) as consideration for Besins to acquire the DMF, DMF Proprietary Information, all samples of API and intermediates, API Information, Medical Advisory Board information, assignment of non-disclosure agreements and other data, documents, and information referred to in paragraphs 4–6. Besins shall pay the Termination Payment by the later of seven (7) business days after the Effective Date or five (5) business days after Atossa certifies that it has complied with its obligations in paragraphs 4–8, including to deliver notice to all third-party recipients of Besins Proprietary Information of such third-parties’ continuing obligations to protect the confidentiality of such information, as reflected in the Side Letter. The payment will be made via wire instructions to be provided by Atossa.

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b. Reimbursement of Atossa Out-of-Pocket Expenses. Besins shall also reimburse Atossa for the reasonable, documented, out-of-pocket payments made by Atossa referred to below in subparagraphs (i) through (iii) by the later of seven (7) business days after the Effective Date or five (5) business days after Atossa certifies that it has complied with its obligations in paragraphs 4–8, per wire instructions to be provided by Atossa. The Parties have agreed as of the Effective Date that adequate documentation has been provided to Besins to substantiate Atossa out-of-pocket expenses in the aggregate total amount of $762,931, as detailed below.

i. API Expenses. Besins shall reimburse Atossa for its reasonable costs and expenses to manufacture API, including payments to CML, consultants retained to perform services relating to the manufacture of API, and employee expenses relating thereto. Atossa warrants and represents to Besins that it has presented all documents reflecting such costs and payments, including invoices, to Besins to substantiate the requested reimbursement amounts of $389,024 in payments to CML and $135,676 in related expenses and payments.

ii. DMF Expenses. Besins also shall reimburse Atossa for its costs and expenses to acquire and have translated the DMF and DMF Proprietary Information from Inabata. Atossa warrants and represents to Besins that it has presented all documents reflecting such costs and payments, including invoices, to Besins to substantiate the requested reimbursement amount of $111,000.

iii. Medical Advisory Board Expenses. Besins also shall reimburse Atossa for its reasonable costs and expenses to conduct Medical Advisory Board meetings in connection with Atossa’s efforts to Develop, obtain Regulatory Approval and to Commercialize Afimoxifene Gel. Atossa warrants and represents to Besins that it has presented all documents reflecting such costs and payments, including invoices, to Besins to substantiate the requested reimbursement amount of $127,230.

c. Atossa warrants and represents to Besins that it has paid all costs, expenses, taxes, duties, and charges of any kind whatsoever arising out of or relating to Medical Advisory Board meetings, consultant fees, and other out-of-pocket expenses for which it seeks reimbursement from Besins pursuant to this Termination Agreement. Atossa shall indemnify and hold harmless Besins from and against any claims, demands, or liabilities arising out of Atossa’s conduct of Medical Advisory Board meetings.

d. No Assumption of Liabilities or Obligations.

i. Besins and Atossa agree that Besins is not assuming, through this Termination Agreement or otherwise, any obligations or liabilities of Atossa of any kind or nature whatsoever and that the only financial obligations undertaken by Besins to or on behalf of Atossa arising out of this Termination Agreement shall be the Termination Payment set forth in paragraph 7(a) and the reimbursement of Atossa out-of-pocket expenses set forth in paragraph 7(b).

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ii. Subject to the indemnity provisions in this Termination Agreement, Besins and Atossa agree that Atossa is not assuming and shall not assume, through this Termination Agreement or otherwise, any obligations or liabilities of Besins of any kind or nature whatsoever arising from or relating to any acts or omissions by or on behalf of Besins subsequent to the Effective Date.

8. Confidential Information.

a. Atossa agrees that it shall not use Besins’ Confidential Information at any time for any purpose whatsoever after the Effective Date. Atossa also agrees that any act or omission by Atossa that results in the unauthorized disclosure, loss, or use of Besins’ Confidential Information, including Atossa’s failure to enforce or comply with a non-disclosure agreement with any third party despite knowledge of such third-party’s breach of such non-disclosure agreement through the Effective Date, may cause irreparable harm entitling Besins to seek injunctive relief, in addition to any other remedies available in law or equity.

b. Atossa further agrees to assign to Besins all non-disclosure agreements between Atossa and any third-party that received Besins’ Proprietary or Confidential Information, pursuant to a separate Assignment Agreement between Atossa and Besins, as attached to the Side Letter. To the extent any non-disclosure agreements to be assigned by Atossa require consent from third parties for such assignment, Atossa will request such third parties’ consent within two (2) business days after the Effective Date and will use best efforts to secure such consent. If any third party does not so consent, Atossa shall continue to be obligated to enforce the terms of such confidentiality agreements during the term of any such agreement and any material failure to do so despite knowledge of such third party’s breach will constitute a breach of this Agreement.

c. Besins agrees that it shall not use Atossa’s Confidential Information at any time for any purpose whatsoever after the Effective Date. Besins also agrees that any act or omission by Besins that results in the unauthorized disclosure, loss or use of Atossa’s Confidential Information may cause irreparable harm entitling Atossa to seek injunctive relief, in addition to any other remedies available in law or equity.

d. Besins and Atossa agree that Besins’ Confidential Information includes all information encompassed within the definition of “Confidential Information” in paragraph 1.19 of the License Agreement, as well as all documents and information reflecting the Parties’ negotiations prior to execution of the License Agreement, including all drafts of the License Agreement, but excluding materials containing or revealing attorney-client privileged communications or attorney work product; and communications between Atossa and Besins during the Parties’ performance under the License Agreement, including any Development Plans, also excluding materials containing or revealing attorney-client privileged communications or attorney work product. Provided, however, that the Parties’ prior disclosure of the substance of the foregoing information pursuant to SEC disclosures shall not constitute a violation of this paragraph 8. Subject to paragraph 8(d) below, Besins and Atossa further agree that Besins’ Confidential Information includes all non-public documents reflecting the Parties’ dispute and negotiations relating to and the terms of this Termination Agreement, excluding materials containing or revealing attorney-client privileged communications or attorney work product. Besins and Atossa further agree that Besins’ Confidential Information includes Besins’ Proprietary Information, DMF, DMF Proprietary Information, and API Information.

e. The Parties agree that Atossa may disclose in an SEC regulatory filing a copy of this Termination Agreement and a statement substantially consistent with the language of Exhibit C in response to analyst or investor questions. To the extent either Party intends to make any public statement regarding the subject matter of this Termination Agreement, such statement shall be substantially consistent with the substance of Exhibit C. No statement inconsistent with the substance of Exhibit C shall be made without first obtaining the other Party’s written consent. The Parties further agree that that the terms and conditions of this Termination Agreement may be disclosed only: (i) pursuant to a court order; (ii) pursuant to a valid subpoena; (iii) to the Parties’ respective insurers, legal, tax, accounting, or similar professional advisors; (iv) to bona fide prospective investors and acquirers; (v) upon written agreement of both Parties to this Settlement Agreement; or (vi) as is necessary to enforce this Termination Agreement. In the event that either Party receives a court order or valid subpoena in accordance with subparagraphs (i) or (ii), the receiving Party shall notify the other Party of such receipt so that the other Party can determine whether it will take steps to object to such court order or subpoena or seek to modify the scope of any request for information. If either Party provides a copy of this Termination Agreement to a Third Party in accordance with subparagraphs (iii) or (iv), they shall notify each such recipient of the confidentiality obligations set forth in this Termination Agreement and that such Third Party has no authorization or approval to disclose any of the terms or conditions of this Termination Agreement to any other person or entity.

10.

f. Atossa warrants and represents that it did not disclose any Besins’ Confidential Information to any Third Party other than as identified in the Side Letter, which Third Parties were engaged for the limited purpose of pursuing Atossa’s efforts to Develop, obtain Regulatory Approval for, or to Commercialize Afimoxifene Gel. Atossa further warrants and represents that it instructed all such Third Parties at the time of any such disclosure to maintain Besins’ Confidential Information in strict confidence, including by entering into agreements with such Third Parties containing confidentiality restrictions.

g. In the event that Atossa believes that any documents or information referred to as Besins’ Confidential Information in this Termination Agreement do not constitute Confidential Information pursuant to paragraph 6.4 of the License Agreement, Atossa shall advise Besins in writing on or before the Effective Date of the basis for its contention about each document or piece of information that it believes does not constitute Besins’ Confidential Information, including which exclusion in paragraph 6.4 it believes applies and all facts and circumstances which support its position.

9. Survival of License Agreement Terms. Atossa and Besins agree that the following terms of the License Agreement shall survive termination of the License Agreement: § 3.1, Ownership of Intellectual Property; and Article 6, Confidentiality and Publications. Notwithstanding that Article 6 will survive termination of the Licensing Agreement, the definition of Confidential Information, which is set forth in paragraph 6.7 of the Licensing Agreement, shall be modified as set forth in this paragraph 8 and paragraph 6.7 of the License Agreement is hereby modified so that the Parties’ confidentiality obligations will continue in effect for a period of 15 years after the Effective Date or until such other time as the Parties agree to terminate such obligations. However, Atossa shall not be liable for confidential disclosure of any Besins trade secrets made in compliance with Defend Trade Secrets Act of 2016.

10. No Assignment by Atossa. Atossa warrants and represents that it has not sublicensed, granted, or otherwise transferred any rights to any Atossa Affiliate or any Third-Party arising out of or relating to the License Agreement including, but not limited to, Besins Proprietary Information, DMF, DMF Proprietary Information, or API Information, except for rights granted to CML for purposes of manufacturing API.

11.

11. Knowledge of Demands, Claims, or Litigation. Except for the Litigation, Atossa represents that there has been no action, suit, claim, demand, investigation, arbitration, proceeding, grievance, citation, summons or subpoena served upon it or pending and that it has not received any notice of any ongoing inquiry, investigation or threat of any nature, civil, criminal, regulatory, or otherwise, in law or in equity, that relates in any way to the License Agreement or Atossa’s efforts to Develop and/or Commercialize Afimoxifene Gel.

12. Authorized Corporate Action. Besins and Atossa each acknowledge that the undersigned who enter into this Termination Agreement on their behalf has the full corporate authority to do so and to bind the signatory Parties and that their execution of this Termination Agreement will not violate or breach any obligation or restriction to which such Party is legally bound by contract, judicial order or otherwise.

13. Amendments. No waiver, modification or amendment of any provision of this Termination Agreement shall be valid or effective unless made in writing referencing this Termination Agreement and signed by a duly authorized officer of both Besins and Atossa.

14. Assignment; Binding. Neither Party shall have the right to assign, delegate or otherwise transfer any of its rights or obligations under this Termination Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; except that prior written consent shall not be required for (i) any transfer, assignment, or delegation in connection with the sale of substantially all assets, merger, or consolidation of either Party; or (ii) any transfer, assignment, or delegation of rights by Besins of any rights sold, assigned, transferred, conveyed, or delivered to Besins pursuant to paragraphs 4–6 of this Termination Agreement, excluding Atossa’s Confidential Information, Intellectual Property, or Know-How. Subject to the foregoing, this Termination Agreement will be binding upon and will insure to the benefit of Besins and Atossa and their respective successors and permitted assigns.

15. Construction. This Termination Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

16. Counterparts. This Termination Agreement may be executed including, without limitation, by electronic or PDF signature, in one or more counterparts, each of which be deemed an original instruction and all of which will constitute one and the same agreement.

17. Governing Law. This Termination Agreement will be interpreted, enforced and governed in all respects by the laws of the Commonwealth of Virginia, including the Parties’ adherence to and performance of the terms of this Termination Agreement. The Parties agree that any dispute arising out of this Termination Agreement shall be resolved exclusively in the state or federal courts of the Commonwealth of Virginia. The Parties hereby irrevocably consent, and waive any objections, to the exclusive jurisdiction of such courts for all purposes relating to this Termination Agreement.

18. Notices. Any consent or notice required or permitted to be given or made under this Termination Agreement by one of the Parties to the other shall be in writing and addressed to the other Party at its address indicated below and shall be considered effective and/or received:

a. Upon the date of receipt by the address if hand-delivered;

b. If sent via electronic mail, upon the date a personalized electronic mail confirmation or acknowledgement of receipt is sent;

c. Upon the date delivered by the U.S. Postal Service via registered or certified mail, or by reputable courier service, in each case as indicated with a written confirmation or acknowledgement of receipt.

12.

If to Besins:

Leslie Grunfeld, CEO

Besins Healthcare Holding Ltd.

A Gildo Pastor Center

7 rue du Gabian,

98000 Monaco

lgrunfeld@besins-healthcare.com

With a copy to:

Francois Brault, Head of Legal Affairs

fbrault@besins-healthcare.com

If to Atossa: Steven C. Quay, President and CEO Atossa Genetics, Inc. 2300 Eastlake Avenue, E. Suite 200 Seattle, Washington 98102 USA

19. Severability. In the event that any provision of this Termination Agreement is determined for any reason to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement will remain in full force and effect without that provision. In such event, the Parties will negotiate in good faith a substitute clause for any provision declared invalid or unenforceable, which will most nearly approximate the intent of the Parties.

20. Waiver. The waiver of or failure to enforce by any one Party any breach of any term, covenant or condition contained in this Termination Agreement will not be construed or deemed to be a waiver of any subsequent or similar breach of the same or any similar term, covenant, representation, warranty or condition; nor will any delay or omission on the part of either Party to exercise or avail itself of any remedy or right that it has or may have hereunder operate as a waiver of any right or remedy.

IN WITNESS WHEREOF, the undersigned, intending for their respective companies to be legally bound by their signature, have duly executed this Termination Agreement as of the Effective Date.

BESINS HEALTHCARE LUXEMBOURG		ATOSSA GENETICS, INC.
SARL

By:	/s/ Leslie Grunfeld	By:	/s/ Kyle Guse
	Leslie Grunfeld, CEO		Kyle Guse, CFO and General Counsel

Date:	August 4, 2016	Date:	August 4, 2016

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EXHIBIT A

Certification of Compliance

__________________, in his/her capacity as ________________ of Atossa Genetics, Inc., (“Atossa”), pursuant to that certain Termination Agreement dated as of August __, 2016 (the “Termination Agreement”) by and between Atossa and Besins Healthcare Luxembourg, SARL and its Affiliates (“Besins”), is authorized to certify and does hereby certify to Besins on behalf of Atossa, on information and belief after due inquiry, that Atossa has fully complied with and performed its obligations under paragraphs 4–8 of the Termination Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Certification to be executed as of this ___ day of August, 2016.

By:
Name:
Title:

EXHIBIT B

[July 2015 Agreement for Transfer of Drug Master File]

EXHIBIT C

Public Disclosure

Atossa Genetics (“Atossa”) and Besins Healthcare Luxembourg SARL (“Besins”) have agreed, pursuant to a Termination Agreement dated August 4, 2016, to terminate their Intellectual Property License Agreement dated May 14, 2015 (the “License Agreement”), dismiss the legal action relating to the License Agreement pending in the United States District Court for the District of Delaware captioned Atossa Genetics Inc. v. Besins Healthcare Luxembourg SARL, Case No. 1:16-cv-00045-UNA (the “Litigation”), and settle all claims and counterclaims asserted in the Litigation. Atossa and Besins have further agreed, pursuant to and as set forth in the Termination Agreement, that Besins will assume, and Atossa shall have no further rights to, all clinical, regulatory, manufacturing, and all other development and commercialization of 4-hydroxy tamoxifen and Afimoxifene Topical Gel (the “AfTG Program”). In consideration for Atossa’s comprehensive relinquishment of all rights granted in the License Agreement, termination of the License Agreement, cessation of all efforts to develop Afimoxifene Gel, delivery of all API manufactured to date, assignment of a Drug Master File, delivery to Besins of the work product Atossa has completed to date, and other consideration, Besins will reimburse Atossa for out-of-pocket expenses incurred by Atossa to pursue the AfTG Program and will make a termination payment in the total amount of $1,762,931.